KEY EMPLOYEE RETENTION AGREEMENT

THIS KEY EMPLOYEE RETENTION AGREEMENT (this “Agreement”), dated this 12th day of June, 2017 (the “Effective Date”), is entered into by and between Southside Bank (the “Bank”) and Hilliard J. Shands, III (“Employee”). For purposes of this Agreement, the Bank and Employee are referred to collectively as the “parties.”

RECITALS

Southside Bancshares, Inc. (the “Company,” and collectively with the Bank, “Southside”) and Diboll State Bancshares, Inc. (“Target”) have entered into an Agreement and Plan of Merger dated as of June 12, 2017 (the “Merger Agreement”), pursuant to which Target will be acquired by and be merged with and into the Company (the “Merger”).

Employee is currently employed by Target as President and CEO.

Following the Merger, the Bank desires to employ Employee as East Texas Regional President, and Employee desires to continue employment subject to the agreements and covenants of this Agreement.

Effective as of the consummation of the Merger (the “Merger Effective Date”), Employee and the Bank desire to enter into a retention arrangement as set forth herein.

The parties acknowledge and agree that if the Merger Effective Date shall not occur, then this Agreement shall be deemed void and of no effect.

In consideration of the payments, consents and acknowledgements described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Bank and Employee agree as follows:

1.    Recitals Included. The above recitals are incorporated herein and made a part hereof.

2.    Release and Covenant Not to Sue.

(a)    Release and Covenant Not to Sue. Employee, with the intention of binding himself and all of his heirs, executors, administrators and assigns, waives, releases and forever discharges the Company, the Bank, Target and all of their past and present officers, directors, stockholders, employees, agents, parent corporations, predecessors, subsidiaries, affiliates, estates, successors, assigns, partners and attorneys (collectively, the “Releasees”) from any and all claims arising on or before the Merger Effective Date, in law or in equity, whether known or unknown, suspected or unsuspected, which Employee, now has, owns or holds or has at any time heretofore ever had, owned or held against the Releasees. This Release includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination; claims arising under severance plans and contracts; and claims growing out of any legal restrictions on the Releasees’ rights to terminate their employees or to take any other employment action, whether statutory, contractual or arising under common law or case law. Employee specifically acknowledges and agrees that he is releasing any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans With Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”), the Genetic Information Nondiscrimination Act (“GINA”), the Employee Retirement Income Security Act (“ERISA”), the Equal Pay Act (“EPA”), the Occupational Safety and Health Act (“OSHA”), and any and all other local, state, and federal law claims arising under statute or common law. Except as expressly set forth below, Employee further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge to assert against any of the Releasees any claim released by this Agreement. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except those that cannot be released by law. By signing this Agreement, Employee acknowledges that he is doing so knowingly and voluntarily, that he understands that he may be releasing claims he may not know about, and that he is waiving all rights he may have had under any law that is intended to protect him from waiving unknown claims. This Agreement shall not in any way be construed as an admission by any of the Releasees of wrongdoing or liability or that Employee has any rights against any of the Releasees. Notwithstanding anything contained in this Agreement to the contrary, this Agreement does not constitute a release nor a waiver of any of the following claims: (i) claims pursuant to the terms and conditions of the federal law known as COBRA or similar state law; (ii) claims for indemnity under any indemnification agreement with the Company or under its organizational documents, as provided by applicable state law or under any applicable insurance policy with respect to the Employee’s liability as an employee, director or officer of the Company or its affiliates; and (iii) claims the Employee may have as an employee participating in the Company’s 401(k) plan.

(b)    Protected Rights. Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate or share information with any Government Agencies, report possible violations of law to any Government Agency, otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, or make other disclosures that are protected by any whistleblower protection laws. Employee does not need prior authorization to make such reports or disclosures and is not required to notify the Company or the Bank that he/she has made any such report or disclosure. However, based on Employee’s release of claims set forth in Section 2 of this Agreement, Employee understands that Employee is releasing all claims and causes of action that Employee might personally pursue or that might be pursued in Employee’s name and, to the extent permitted by applicable law, Employee’s right to recover monetary damages or obtain injunctive relief that is personal to Employee in connection with such claims and causes of action, though nothing in this Agreement shall prohibit Employee from receiving an award or monetary recovery pursuant to the Securities and Exchange Commission’s whistleblower program.

3.    Equity Grants and Retention Arrangements.

(a)    Equity Grants. Within 60 days following the Merger Effective Date, the Company will grant to Employee equity incentive awards consisting of (i) non-qualified stock options to purchase shares of the Company’s common stock having a value approximately equal to 12.5% of Employee’s base salary as of the Merger Effective Date (based on Black-Scholes option modeling), which stock options will have an exercise price equal to the closing price of the Company’s common stock on the date of grant, will vest in four equal installments on the first four anniversaries of the grant date, and will have a ten-year term; and (ii) restricted stock units having a value approximately equal to 12.5% of Employee’s base salary as of the Merger Effective Date (based on the closing price of the Company’s common stock on the Merger Effective Date, each representing the right to receive a share of the Company’s common stock, which will vest in four equal installments on the first four anniversaries of the grant date.

(b)    Retention Payments.

(i)    Subject to (A) Employee’s continuing employment with the Bank through the First Retention Payment Date (as defined below), and (B) continuing to perform his/her job duties to the reasonable satisfaction of the Bank through the First Retention Payment Date, the Bank will pay to Employee a cash retention award of One Hundred Sixteen Thousand, Two Hundred Fifty Dollars ($116,250), less withholding for taxes and other similar items (the “First Retention Payment”). The First Retention Payment will be paid to Employee in a single lump sum payment on the first regular payroll date following the 90th day after the Merger Effective Date (the “First Retention Payment Date”), provided that on the First Retention Payment Date Employee remains employed in good standing by the Bank.

(ii)    Subject to (A) Employee’s continuing employment with the Bank through the Second Retention Payment Date (as defined below), and (B) continuing to perform his/her job duties to the reasonable satisfaction of the Bank through the Second Retention Payment Date, the Bank will pay to Employee a cash retention award of One Hundred Sixteen Thousand, Two Hundred Fifty Dollars ($116,250), less withholding for taxes and other similar items (the “Second Retention Payment”). The Second Retention Payment will be paid to Employee in a single lump sum payment on the first regular payroll date following the first anniversary of the Merger Effective Date (the

“Second Retention Payment Date”), provided that on the Second Retention Payment Date Employee remains employed in good standing by the Bank.

(iii)    Subject to (A) Employee’s continuing employment with the Bank through the Third Retention Payment Date (as defined below), and (B) continuing to perform his/her job duties to the reasonable satisfaction of the Bank through the Third Retention Payment Date, the Bank will pay to Employee a cash retention award of Forty-Eight Thousand Dollars ($48,000), less withholding for taxes and other similar items (the “Third Retention Payment”). The Third Retention Payment will be paid to Employee in a single lump sum payment on the first regular payroll date following the second anniversary of the Merger Effective Date (the “Third Retention Payment Date”), provided that on the Third Retention Payment Date Employee remains employed in good standing by the Bank.

(iv)    Notwithstanding anything in the Agreement to the contrary, if the Bank terminates Employee’s employment other than for Cause or Disability (each as defined herein) (a “Qualifying Termination”) (A) prior the First Retention Payment Date, then the Bank shall pay to Employee an amount equal to the sum of the First Retention Payment and the Second Retention Payment, (B) after the First Retention Payment Date but prior to the Second Retention Payment Date, then the Bank shall pay to Employee an amount equal to the Second Retention Payment, or (C) after the Second Retention Payment Date but prior to the Third Retention Payment Date, then the Bank shall pay to Employee an amount equal to the Third Retention Payment, in each case in a single lump sum within sixty (60) days following Employee’s date of termination. Notwithstanding the foregoing, the Bank shall be obligated to provide a payment described in this Section 3(b)(iv) only if (A) within forty-five (45) days after the date of termination, Employee shall have executed a full general release of claims and covenant not to sue in the reasonable form provided by the Company (the “Release Agreement”) and such Release Agreement shall not have been revoked within any revocation period specified in the Release Agreement, and (B) subject to the following sentence, Employee fully complies with the Protective Covenants (as defined herein). Notwithstanding anything the contrary herein, in the event of a Qualifying Termination within two (2) years after the Merger Effective Date, the Employee shall have no obligation to comply with the obligations set forth in Section 7 of this Agreement. The payments set forth in this Section 3 shall be in addition to, and not in lieu of, any other severance or similar payments to which Employee may be entitled pursuant to other plans or polices of the Bank or otherwise, including, without limitation, the Severance Pay Plan of First Bank & Trust East Texas, Diboll, Texas.

(v)    For purposes of this Agreement, “Cause” shall mean a good faith determination by the Bank that any of the following has occurred:

(A) Employee’s material or habitual failure to follow the reasonable and lawful directions of the Bank, or perform his duties with the Bank (other than any such failure resulting from Employee’s Disability) which failure is not cured within ten (10) days after a written demand for performance is delivered to Employee by the Bank which specifically identifies the manner in which the Bank believes that Employee has materially or habitually failed to perform Employee’s duties;

(B) Employee’s charge with, indictment for, conviction of, or entry of a plea of guilty or nolo contendere or no contest with respect to: (1) any felony, or any misdemeanor involving dishonesty or moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime or lesser offense is connected with the business of the Bank, or (2) any crime connected with the business of the Bank;

(C) any intentional misconduct by Employee in connection with the Bank’s business or relating to Employee’s duties, or any willful violation of any laws, rules or regulations applicable to banks or the banking industry generally (including but not limited to the regulations of the Board of Governors of the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”), or any other applicable regulatory authority);

(D) Employee’s commission of or engagement in any act of fraud, misappropriation, dishonesty, or embezzlement, whether or not such act was committed in connection with the business of the Bank;

(E) Employee’s breach of fiduciary duty, breach or threatened breach of any of the Protective Covenants (as defined herein), or material breach of any other provisions of this Agreement; or

(F) Employee’s violation of the Bank’s policy against harassment, its equal employment opportunity policy, or any code of business conduct or corporate governance policies adopted by the Bank, or a material violation of any other policy or procedure of the Bank.

(vi)    For purposes of this Agreement, “Disability” shall mean the inability of Employee, as reasonably determined by the Bank, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months.

4.    Acknowledgments Regarding Protective Covenants.

(a)    Condition of Employment and Other Consideration. Employee acknowledges and agrees that he/she has received good and valuable consideration for entering into this Agreement, including, without limitation, access to and use of the Bank’s Confidential Information and access to the Bank’s customer and employee relationships and goodwill, and further acknowledges that the Bank would not employ or continue to employ Employee in the absence of his/her execution of and compliance with this Agreement.

(b)    Access to Confidential Information, Relationships, and Goodwill. In exchange for Employee’s promises contained in this Agreement, the Bank hereby agrees that during Employee’s employment with the Bank, the Bank will provide Employee access to its Confidential Information (as defined herein), customer and employee relationships, and goodwill. Employee acknowledges and agrees that he/she is being provided and entrusted with Confidential Information, including highly confidential customer information that is subject to extensive measures to maintain its secrecy within the Bank, is not known in the trade or disclosed to the public, and would materially harm the Bank’s legitimate business interests if it was disclosed or used in violation of this Agreement. Employee also acknowledges and agrees that he/she is being provided and entrusted with access to the Bank’s customer and employee relationships and goodwill. Employee further acknowledges and agrees that the Bank would not provide access to the Confidential Information, customer and employee relationships, and goodwill in the absence of Employee’s execution of and compliance with this Agreement. Employee further acknowledges and agrees that the Bank’s Confidential Information, customer and employee relationships, and goodwill are valuable assets of the Bank and are legitimate business interests that are properly subject to protection through the covenants contained in this Agreement.

(c)    Potential Unfair Competition. Employee acknowledges and agrees that as a result of his/her employment with the Bank, his/her knowledge of and access to Confidential Information, and his/her relationships with the Bank’s customers and employees, Employee would have an unfair competitive advantage if Employee were to engage in activities in violation of this Agreement.

(d)    No Undue Hardship. Employee acknowledges and agrees that, in the event that his/her employment with the Bank terminates, Employee possesses marketable skills and abilities that will enable Employee to find suitable employment without violating the covenants set forth in this Agreement.

(e)    Voluntary Execution. Employee acknowledges and affirms that he/she is executing this Agreement voluntarily, that he/she has read this Agreement carefully and had a full and reasonable opportunity to consider this Agreement (including an opportunity to consult with legal counsel), and that he/she has not been pressured or in any way coerced, threatened or intimidated into signing this Agreement.

5.    Definitions. The following capitalized terms used in this Agreement shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

(a)    “Competitive Services” means engaging in the business of community banking or commercial banking, including, without limitation, originating, underwriting, closing and/or selling loans, receiving deposits and/or otherwise engaging in the business of banking.

(b)    “Confidential Information” means any and all data and information relating to Southside, its activities, business, or clients that (i) is disclosed to Employee or of which Employee becomes aware as a consequence of his employment with the Bank; (ii) has value to Southside; and (iii) is not generally known outside of Southside. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning Southside: trade secrets (as defined by applicable law); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of Southside, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of Southside. In addition to data and information relating to Southside, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to Southside by such third party, and that Southside has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Southside.

(c)    “Material Contact” means (i) having dealings with a customer or potential customer on behalf of Southside; (ii) coordinating or supervising dealings with a customer or potential customer on behalf of Southside; (iii) obtaining Confidential Information about a customer or potential customer in the ordinary course of business as a result of Employee’s employment with the Bank; or (iv) receiving compensation, commissions, or earnings within the two (2) years prior to the Termination Date that resulted from the sale or provision of products or services of the Bank to a customer.

(d)    “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

(e)    “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

(f)    “Protected Customer” means any Person to whom Southside has sold or provided its products or services or actively solicited to sell its products or services, and with whom Employee has had Material Contact on behalf of Southside during his/her employment with the Bank.

(g)    “Restricted Period” means any time during Employee’s employment with the Bank, as well as one (1) year from Employee’s Termination Date.

(h)    “Protective Covenants” means the protective covenants contained in Sections 6 through 9 hereof.

(i)    “Termination” means the termination of Employee’s employment with the Bank, for any reason, whether with or without cause, upon the initiative of either party.

(j)    “Termination Date” means the date of Employee’s Termination.

6.    Restriction on Disclosure and Use of Confidential Information.

(a)    Protection of Confidential Information. Employee agrees that Employee shall not, directly or indirectly, use any Confidential Information on Employee’s own behalf or on behalf of any Person other than Southside, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by Southside to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Employee further agrees that he/she shall fully cooperate with Southside in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either Southside’s rights or Employee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

(b)    Confidentiality of Agreement. Employee and the Bank acknowledge that the terms of this Agreement must be kept confidential. Accordingly, except as required by Section 12 hereof, Employee agrees not to disclose or publish, verbally, in writing or otherwise, to any person or entity, except his spouse, his legal and tax advisors, or as required by law, any of the details leading up to the making of this Agreement, the terms and conditions or sums being paid in connection with this Agreement, or whether the terms of the Agreement are satisfactory in his opinion.

(c)    Exclusions. Anything herein to the contrary notwithstanding, Employee shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Employee shall provide Southside with prompt notice of such requirement so that Southside may seek an appropriate protective order prior to any such required disclosure by Employee; (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Employee shall not need the prior authorization of Southside to make any such reports or disclosures and shall not be required to notify Southside that Employee has made such reports or disclosures; (iii) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (iv) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7.    Non-Solicitation of Protected Customers. Employee agrees that, during the Restricted Period, he/she shall not, without the prior written consent of Southside, directly or indirectly, on his/her own behalf or as a Principal or Representative of any Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services.

8.    Non-Recruitment of Employees and Independent Contractors. Employee agrees that during the Restricted Period, he/she shall not, directly or indirectly, whether on his/her own behalf or as a Principal or Representative of any Person, recruit, solicit, or induce or attempt to recruit, solicit or induce any employee or independent contractor of Southside to terminate his/her employment or other relationship with Southside or to enter into employment or any other kind of business relationship with the Employee or any other Person.

9.    Return of Materials. Employee agrees that he/she will not retain or destroy (except as set forth below), and will immediately return to the Bank on or prior to the Termination Date, or at any other time the Bank requests such return, any and all property of Southside that is in his/her possession or subject to his/her control, including, but not limited to, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, equipment, computers, mobile devices, other electronic media, all other files and documents relating to Southside and its business (regardless of form, but specifically including all electronic files and data of Southside), together with all Confidential Information belonging to Southside or that Employee received from or through his/her employment with the Bank. Employee will not make, distribute, or retain copies of any such information or property. To the extent that Employee has electronic files or information in his/her possession or control that belong to Southside and/or contain Confidential Information (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the Termination Date, or at any other time the Bank requests, Employee shall (a) provide the Bank with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Bank); (b) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Southside-owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable; and (c) provide a written certification to the Bank that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted. Employee agrees that he/she will reimburse Southside for all of its costs, including reasonable attorneys’ fees, of recovering the above materials and otherwise enforcing compliance with this provision if he/she does not return the materials to the Bank or take the required steps with respect to electronic information or files on or prior to the Termination Date or at any other time the materials and/or electronic file actions are requested by the Bank or if Employee otherwise fails to comply with this provision.

10.    Enforcement of Protective Covenants.

(a)    Rights and Remedies Upon Breach. The parties specifically acknowledge and agree that the remedy at law for any breach of the Protective Covenants will be inadequate, and that in the event Employee breaches, or threatens to breach, any of the Protective Covenants, Southside shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Employee from violating or threatening to violate the Protective Covenants and to have the Protective Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Protective Covenants would cause irreparable injury to Southside and that money damages would not provide an adequate remedy to Southside. Employee understands and agrees that if he violates any of the obligations set forth in the Protective Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Southside at law or in equity. Employee understands and agrees that if the parties become involved in legal action regarding the enforcement of the Protective Covenants, the prevailing party will be entitled, in addition to any other remedy, to recover its reasonable costs and attorneys’ fees incurred in such action from the other party. Southside’s ability to enforce its rights under the Protective Covenants or applicable law against Employee shall not be impaired in any way by the existence of a claim or cause of action on the part of Employee based on, or arising out of, this Agreement or any other event or transaction.

(b)    Severability and Modification of Covenants. Employee acknowledges and agrees that each of the Protective Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Protective Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Protective Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Protective Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any of the provisions of the Protective Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of Southside’s legitimate business interests and may be enforced by Southside to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

11.    Existing Covenants. Employee represents and warrants that his/her employment with Bank does not and will not breach any agreement that Employee has with any former employer to keep in confidence proprietary or confidential information or not to compete with any such former employer. Employee will not disclose to Southside or use on its behalf any proprietary or confidential information of any other party required to be kept confidential by Employee.

12.    Disclosure of Agreement. Employee acknowledges and agrees that, during the Restricted Period, he will disclose the existence and terms of Sections 4 through 10 this Agreement to any prospective employer, business partner, investor or lender prior to entering into an employment, partnership or other business relationship with such prospective employer, business partner, investor or lender. Employee further agrees that Southside shall have the right to make any such prospective employer, business partner, investor or lender of Employee aware of the existence and terms of this Agreement.

13.    Employment Status. Nothing in this Agreement shall be construed as a commitment, guarantee, agreement, or understanding of any kind or nature that the Bank will continue to employ Employee, nor will this Agreement affect in any way the right of the Bank to terminate Employee’s employment at any time and for any reason (unless otherwise agreed to by the parties separately in writing). Employee acknowledges and agrees that he is an “at will” employee.

14.    Code Section 409A. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company, the Bank nor their directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A of the Code.

15.    Limitation of Benefits.

(a)    Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by Southside to or for the benefit of Employee (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the aggregate present value of the Payments shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be subject to the Excise Tax and therefore nondeductible by Southside because of Section 280G of the Code (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in Section 15(b) below). For purposes of this Section 15, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 15, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b)    All determinations required to be made under this Section 15, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to Southside and Employee (the “Determination Firm”) which shall provide detailed supporting calculations both to Southside and Employee within 15 business days of the receipt of notice from Employee that a Payment is due to be made, or such earlier time as is requested by Southside. All fees and expenses of the Determination Firm shall be borne solely by Southside. Any determination by the Determination Firm shall be binding upon Southside and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 15 (“Underpayment”), consistent with the calculations required to be made hereunder. The Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Southside to or for the benefit of Employee together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

16.    Miscellaneous.
(a)    Applicable Law; Forum Selection; Consent to Jurisdiction. The Bank and Employee agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas without giving effect to its conflicts of law principles. Employee agrees that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the state or federal courts of the State of Texas. With respect to any such court action, Employee hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. The parties hereto further agree that the state and federal courts of the State of Texas are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(b)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(c)    Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(d)    Entire Agreement; Amendment. Except as otherwise provided herein, this Agreement contains the entire agreement between the Bank and Employee with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any other agreement, written or oral, between the parties relating to the subject matter of this Agreement. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(e)    Assignment. This Agreement can be assigned by the Bank and shall be binding and inure to the benefit of the Bank, its successors and assigns. No right, obligation or duty of this Agreement may be assigned by Employee without the prior written consent of the Bank.

(f)     Construction. The parties understand and agree that because each of them has been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against any of the parties.

(g)    Counterparts. This Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of the parties hereto be contained on any one counterpart hereof. Each counterpart shall be deemed an original but all counterparts together shall constitute one and the same instrument. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other electronic transmission of any signature shall be deemed an original and shall bind such Party.

(h)    Taxes. The Bank may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(i)    Third Party Beneficiary. The parties acknowledge and agree that the Company is an intended third-party beneficiary of this Agreement and may enforce the Bank’s rights hereunder.

(Signatures on following page)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above, to be effective immediately.

SOUTHSIDE BANK

By:	/s/ Lee R. Gibson
Lee R. Gibson
President and CEO

EMPLOYEE

By:	/s/ H.J. Shands, III
Hilliard J. Shands, III